6508832.12 [Execution] AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT This AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment No. 4”), dated as of April 27, 2021, by and among Constellium Muscle Shoals LLC, a Delaware limited liability company (f/k/a Wise Alloys LLC) (“Muscle Shoals”), Constellium Rolled Products Ravenswood, LLC, a Delaware limited liability company (“Ravenswood”), Constellium Bowling Green LLC, a Delaware limited liability company (f/k/a Constellium-UACJ ABS LLC) (“Bowling Green” and together with Muscle Shoals and Ravenswood, the “Borrowers” and each, a “Borrower”), Constellium Holdings Muscle Shoals LLC, a Delaware limited liability company (f/k/a Wise Metals Group LLC) (“Muscle Shoals Holdings”), Constellium US Holdings I, LLC, a Delaware limited liability company (“Ravenswood Holdings”), Constellium Property and Equipment Company, LLC, a Delaware limited liability company (“CPEC”), Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”), and the Lenders signatory hereto, amends that certain Amended and Restated Credit Agreement, dated as of February 20, 2019, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of May 10, 2019, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of April 24, 2020 and Amendment No. 3 to Amended and Restated Credit Agreement, dated as of September 25, 2020 (the “Existing Credit Agreement”, and as amended hereby, the “Credit Agreement”), by and among the Borrowers, Muscle Shoals Holdings, Ravenswood Holdings, CPEC, Constellium International S.A.S. (the “Parent Guarantor”), acting as successor by merger to Constellium Holdco II B.V., the Administrative Agent, and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders agree to make certain amendments to the Existing Credit Agreement; and WHEREAS, the Lenders party hereto and the Administrative Agent have so agreed, subject to the terms and conditions set forth herein. NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to enter into this Amendment No. 4. 1. Definitions. (a) Additional Definitions. The Credit Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, the following defined terms: “Amendment No. 4” means Amendment No. 4 to Amended and Restated Credit Agreement, dated April 27, 2021, by and among Administrative Agent, Lenders and Loan Parties, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. “Amendment No. 4 Fee Letter” means that certain fee letter, dated as of April 27, 2021 among the Administrative Agent and the Borrowers.

2 6508832.12 “Amendment No. 4 Effective Date” means the first date on which the conditions precedent set forth in Section 4 of Amendment No. 4 are satisfied in accordance with Section 4 of Amendment No. 4. “Announcements” has the meaning set forth in Section 2.13(g). “Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(g)(iv). “Benchmark” means, initially, USD LIBOR; provided, that, if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(g)(i). “Benchmark Replacement” means, for any Available Tenor, (a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date: (i) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; (ii) the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment; (iii) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar- denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or (b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; Provided, that, (A) in the case of clause (a)(i), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (B) in the case of clause (a)(i) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

3 6508832.12 “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement: (a) for purposes of clauses (a)(i) and (a)(ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement; (ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; (b) for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and (c) for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate; Provided, that, (x) in the case of clause (i) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then- current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 2.13(g)(i) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the

4 6508832.12 definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrowers decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrowers, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrowers, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); (b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; (c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrowers pursuant to Section 2.13(g)(i)(B); or (d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders. For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof). “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such

5 6508832.12 statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof). “Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(g) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(g). “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor. “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion. “Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (a) a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any

6 6508832.12 other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (b) the joint election by the Administrative Agent and the Borrowers to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders. “Erroneous Payment” has the meaning set forth in Section 9.13. “Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.13. “Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.13. “Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.13. “FCA” has the meaning set forth in Section 1.06. “IBA” has the meaning set forth in Section 1.06. “Investment Grade” means, for an Account Debtor, a corporate family rating by any two of S&P, Fitch or Moody’s of at least BBB- by S&P, BBB- by Fitch and Baa3 by Moody’s. “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto. “Loan Cap” means, as of any date of determination, the lesser of (a) the Revolving Loan Limit, and (b) the Borrowing Base as of such date of determination. “Payment Recipient” has the meaning set forth in Section 9.13. “Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (b) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion. “Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto. “SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day. “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate). “SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

7 6508832.12 “Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body. “Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event. “Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13(g) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR. “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment. “USD LIBOR” means the London interbank offered rate for Dollars. (b) Amendments to Definitions. The Credit Agreement shall be amended as follows: (i) The definition of the term “Applicable Margin” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Applicable Margin” means, with respect to Revolving Facility Loans, Agent Advances, and Swing Line Loans, a percentage per annum equal to the rate set forth below opposite the then-applicable Tier for the fiscal quarter immediately preceding the fiscal quarter in which Tier Average Quarterly Excess Availability Applicable Revolving Facility LIBOR Rate Margin Applicable Revolving Facility Base Rate Margin I Greater than 66 2/3% of the Revolving Loan Limit 1.25% 0.25% II Less than or equal to 66 2/3% of the Revolving Loan Limit and greater than 33 1/3% of the Revolving Loan Limit 1.50% 0.50% III Less than or equal to 33 1/3% of the Revolving Loan Limit 1.75% 0.75% For the avoidance of doubt, (i) Agent Advances and Swing Line Loans shall bear interest as Revolving Facility Loans which are Base Rate Loans, and (ii) changes in the Applicable Margin resulting from a change in the Average Quarterly Excess Availability as calculated in a

8 6508832.12 compliance certificate delivered pursuant to Section 6.04(c), for any fiscal quarter of Borrowers shall become effective as to all applicable Revolving Facility Loans and Letter of Credit Fees on the first day of the next fiscal quarter following delivery of such compliance certificate except in the case of compliance certificates that are delivered pursuant to Section 6.04(c) for any fiscal quarter that ends on the last day of a fiscal year, in which case such change shall become effective on the first day of the fiscal quarter in which such compliance certificate is required to be delivered; provided, however, that if a compliance certificate is not delivered when due in accordance with such Section 6.04(c), then Pricing Level III shall apply from the first day of the next fiscal quarter following the date on which such compliance certificate was due through the date on which such compliance certificate is delivered, after which the pricing level corresponding to the Average Quarterly Excess Availability set forth in such compliance certificate shall apply. Notwithstanding the calculation of the Applicable Margin for any period as set forth above, if, as a result of any error in the calculation of the Average Quarterly Excess Availability for any quarter or for any other reason, the Borrowers or the Lenders determine that (1) the Average Quarterly Excess Availability as calculated for such quarter was inaccurate and (2) a proper calculation of the Average Quarterly Excess Availability for such quarter would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as applicable, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.13(c) or 2.05(h) or under Article VIII. (ii) The definition of the term “Accounts Availability Triggering Event” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Accounts Availability Triggering Event” shall occur at any time that (a) Availability is less than the greater of 12.5% of the Loan Cap and $37,500,000 for a period of five (5) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Accounts Availability Triggering Event shall be deemed to be continuing until such time as either (i) Availability exceeds the greater of 12.5% of the Loan Cap and $37,500,000 for a period of at least 30 consecutive days or (ii) such Event of Default has been cured or waived in accordance with the terms hereof, as applicable. (iii) The definition of the term “Availability Triggering Event” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Availability Triggering Event” shall occur at any time that (a) Availability is less than the greater of 12.5% of the Loan Cap and $37,500,000 or (b) a Default or an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event shall be deemed to be continuing until such time as (A) in the case of an Availability Triggering Event described in clause (a), Availability exceeds the greater of 12.5% of the Loan Cap and $37,500,000 for 30 consecutive days or (B) in the case of an Availability Triggering Event described in clause (b), the applicable Default or Event of Default has been cured or waived in accordance with the terms hereof, as applicable. (iv) The definition of the term “Base Rate” in the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9 6508832.12 “Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of 0.50% plus the Federal Funds Rate for such day and (c) the sum of the Eurodollar Base Rate for a one-month interest period (which rate shall be determined on a daily basis) plus 1.00%. (v) The definition of the term “Co-Syndication Agents” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Co-Syndication Agents” means each of Goldman Sachs Bank USA, Barclays Bank PLC and Deutsche Bank Securities Inc., in its capacity as a co-syndication agent (vi) The definition of the term “Credit Facility” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Credit Facility” means the Revolving Facility. (vii) The definition of the term “Eligible Accounts” in the Credit Agreement is hereby amended by deleting clause (o) in its entirety and replacing it with the following: (o) (i) Accounts of an Account Debtor that is Investment Grade, which when aggregated with all other Accounts owing by such Account Debtor, exceed 35% of the aggregate Eligible Accounts and (ii) Accounts of an Account Debtor that is not Investment Grade, which when aggregated with all other Accounts owing by such Account Debtor, exceed 25% of the aggregate Eligible Accounts; (viii) The definition of the term “Eurodollar Base Rate” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Eurodollar Base Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or, if unavailable, other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Base Rate Loan to a Eurodollar Rate Loan) by a Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the rate shall be deemed to be zero). Each determination of the Eurodollar Base Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error. (ix) The definition of the term “Facility Maturity Date” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Facility Maturity Date” means the earlier of (i) the fifth anniversary of the Amendment No. 4 Effective Date and (ii) 90 days prior to the maturity date of any Indebtedness (other than Loans) of any Borrower or any Borrower’s Subsidiaries in an aggregate amount exceeding $50,000,000 (but excluding for this purpose the Indebtedness of Borrowers pursuant to their guarantees of the unsecured notes issued by Constellium SE). (x) The definition of the term “Financial Covenant Triggering Event” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Financial Covenant Triggering Event” shall occur at any time Availability is less than the greater of 10.0% of the Loan Cap and $30,000,000 and shall continue for the period until

10 6508832.12 Availability has been greater than such amount for a period of at least 30 consecutive days; provided, that, (a) if Availability is less than such amount solely as the result of a reduction in the amount of the Borrowing Base (as opposed to an increase of the outstanding Revolving Facility Loans or Letters of Credit), no Event of Default shall be deemed to have occurred with respect to the breach of Section 7.12 unless Availability is less than the required amount for a period of 5 consecutive Business Days (and in any event no Loans will be made or Letters of Credit issued or increased or extended during such 5 Business Day period) and (b) a Default with respect to the breach of Section 7.12, if applicable, will occur immediately upon the occurrence of Availability being less than the specified amount and shall continue during such 5 Business Day period unless waived or cured during such period. (xi) The definition of the term “Joint Bookrunners” is hereby deleted in its entirety and replaced with the following: “Joint Bookrunners” means Wells Fargo and Deutsche Bank Securities Inc., in their capacities as joint bookrunners. (xii) The definition of the term “Joint Lead Arrangers” is hereby deleted in its entirety and replaced with the following: “Joint Lead Arrangers” means Wells Fargo and Deutsche Bank Securities Inc., in their capacities as joint lead arrangers. (xiii) The definition of the term “Payment Condition” in the Credit Agreement is hereby deleted in its entirety and replaced with the following: “Payment Conditions” means, with respect to and after giving effect to any proposed Payment Event on Pro Forma basis, (a) as of the date of any such transaction or payment, and after giving effect thereto, either: (i) the Availability shall be not less than the greater of 15.0% of the Loan Cap and $45,000,000 on the date of, and after giving effect to, the transaction or payment, on a Pro Forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction; or (ii) both (A) the Availability shall be not less than the greater of 12.5% of the Loan Cap and $37,500,000 and as of the date of, and after giving effect to, the transaction or payment, on a Pro Forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Availability shall be not less than such amount, and (B) as of the date of any such transaction or payment, and after giving effect thereto, on a Pro Forma basis, the Fixed Charge Coverage Ratio for the immediately preceding 12 consecutive fiscal months ending on the last day of the applicable fiscal period prior to the date of such payment or transaction for which Administrative Agent has received financial statements shall be at least 1.00 to 1.00; (b) in the event that Availability is less than 5% more than the amount of Availability required under clause (a), Administrative Agent shall have received written notice of the proposed payment or transaction not less than 5 Business Days prior thereto (or such shorter period as determined by Agent) and such information with respect thereto as Administrative Agent may reasonably request.

11 6508832.12 (xiv) The definition of the term “Required Lenders” is hereby deleted in its entirety and replaced with the following: “Required Lenders” means, at any time, the Required Revolving Facility Lenders. (xv) The definition of the term “Revolving Facility Commitment” is hereby deleted in its entirety and replaced with the following: “Revolving Facility Commitment” means, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08, (ii) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.06. The amount of each Lender’s Revolving Facility Commitment as of the Amendment No. 4 Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Amendment No. 4 Effective Date is $400,000,000. (c) Interpretation. For purposes of this Amendment No. 4, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement as amended by this Amendment No. 4. 2. Amendments. The Credit Agreement shall be amended as follows: (a) Rates; LIBOR Notification. The Credit Agreement is hereby amended to add the following new Section 1.06: Section 1.06 Rates; LIBOR Notification. The interest rate on Eurodollar Rate Loans and Base Rate Loans (when determined by reference to clause (iii) of the definition of Base Rate) is determined by reference to the Eurodollar Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1- week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3- month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Rate Loans or Base Rate Loans (when determined by reference to clause (iii) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then- current Benchmark is no longer available or in certain other circumstances set forth in Section 2.13(g), such Section 2.13(g) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrowers, pursuant to Section 2.13(g), of any

12 6508832.12 change to the reference rate upon which the interest rate on Eurodollar Rate Loans and Base Rate Loans (when determined by reference to clause (iii) of the definition of Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative, comparable or successor rate thereto, or replacement rate thereof (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.13(g), will be similar to, or produce the same value or economic equivalence of, London interbank offered rate or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to Section 2.13(g) shall be deemed satisfied. (b) Revolving Facility Commitments. Section 2.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following: Section 2.01 Revolving Facility Commitments. Prior to the Effective Date, certain “Loans” were made to the Existing Borrowers under the Existing Credit Agreement (such outstanding “Revolving Facility Loans,” the “Existing Revolving Facility Loans” and such outstanding “Swing Line Loans,” the “Existing Swing Line Loans” and together with the Existing Revolving Facility Loans, the “Existing Loans”). As of the Effective Date and prior to the funding of any Loans hereunder on the Effective Date, the outstanding principal balance of the Existing Revolving Facility Loans is $12.52 and the outstanding principal balance of the Existing Swing Line Loans is $0. Subject to the terms and conditions set forth in this Agreement, each Borrower and each of the Lenders agree that on the Effective Date the Existing Revolving Facility Loans shall be re-evidenced as Revolving Facility Loans under this Agreement and the Existing Swing Line Loans shall be re-evidenced as Swing Line Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein each Revolving Facility Lender severally and not jointly agrees to make Revolving Facility Loans to the Borrowers in Dollars from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Facility Commitment; provided, however, that, after giving effect to any Revolving Facility Borrowing, (i) the Revolving Facility Credit Exposure shall not exceed the lesser of the Revolving Loan Limit and the Borrowing Base and (ii) the Revolving Facility Credit Exposure of any Revolving Facility Lender shall not exceed such Lender’s Revolving Facility Commitment. Within the limits of each Lender’s Revolving Facility Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.11 and reborrow under this Section 2.01. Revolving Facility Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. (c) Revolving Facility Commitments--Schedule 2.01. Schedule 2.01 of the Credit Agreement is hereby deleted in its entirety and replaced with Amended Schedule 2.01 to Amendment No. 4 and all references to “Schedule 2.01” in the Credit Agreement shall be deemed to refer to Amended Schedule 2.01 to Amendment No. 4.

13 6508832.12 (d) Benchmark Replacement. Section 2.13 of the Credit Agreement is hereby amended to add the following new clause (g) at the end thereof: (g) Benchmark Replacement Setting. (i) (A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Secured Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13(g)) if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. (B) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion. (ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(g)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if

14 6508832.12 applicable, any Lender (or group of Lenders) pursuant to this Section 2.13(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13(g). (iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor. (v) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. (e) Inability to Determine Rates. Section 3.03 of the Credit Agreement is hereby deleted in its entirety and replaced with the following: 3.03 Inability to Determine Rates. Subject in all respects to Section 2.13(g), if the Required Lenders advise the Administrative Agent prior to a Eurodollar Rate Borrowing or a conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will as promptly as practicable notify the applicable Borrower (by telephone and/or fax) and each Lender. Thereafter, (x) any Interest Election Request that requests the conversion of any Base Rate Loan to a Eurodollar Rate Loan or the continuation of a Eurodollar Rate Loan shall be ineffective, (y) if any Borrowing Request requests a Eurodollar Rate Borrowing, then such Borrowing shall be made as a Base Rate Borrowing and (z) in the event of a determination described in the preceding sentence with

15 6508832.12 respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Notwithstanding anything to the contrary herein, upon receipt of such notice, such Borrower may revoke any pending request for a Eurodollar Rate Borrowing, conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. (f) Anti-Money Laundering and Economic Sanction Laws. Section 4.25(c) of the Credit Agreement is hereby amended to add the words “or any other Lender party to this Agreement” at the end thereof immediately prior to the “.” (g) Financial Statements, Reports, etc. Section 6.04 of Credit Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the following: (c) within 35 days after the end of each fiscal quarter of each fiscal year (including the last fiscal quarter of each fiscal year), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of each Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year (and if at any time in any fiscal month of Borrowers, Availability is less than or equal to the greater of 20% of the Loan Cap and $60,000,000 for any five (5) consecutive Business Days during such fiscal month, then, within 35 days after the end of such fiscal month, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of each Borrower and its Subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and the then elapsed portion of the fiscal year), and in each case which consolidated balance sheet and related statements of operations and cash flows (whether for fiscal quarter end or fiscal month end, as the case may be) shall be certified by a Financial Officer of each Borrower on behalf of such Borrower as fairly presenting, in all material respects, the financial position and results of operations of such Borrower and its Subsidiaries on a consolidated basis in accordance with the Applicable Accounting Rules (subject to normal year-end audit adjustments and the absence of footnotes); (h) Appraisals and Field Examinations. Section 6.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following: Section 6.11 Appraisals and Field Examinations. Whenever an Event of Default exists, and at other times not more frequently than once per consecutive 12-month period so long as Availability during such period is at all times not less than the greater of 12.5% of the Loan Cap and $37,500,000, the Loan Parties shall, at their expense and upon the Administrative Agent’s request, provide the Administrative Agent with appraisals of inventory and field examinations or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by requirements of Law and by the internal policies of the Lenders; provided, that, (a) the Loan Parties shall provide, at the expense of the Loan Parties, during any time within a consecutive 12-month period that the Availability is less than the greater of 12.5% of the Loan Cap and $37,500,000, a second such appraisal of inventory or field examination or update during such period and (b) upon the request of the Administrative Agent, the Loan Parties shall provide, at the expense of the Administrative Agent and the Lenders, any other or additional appraisals of Collateral or field examination or update. In addition, the Loan Parties shall have the right (but not the obligation), at their expense,

16 6508832.12 at any time and from time to time (but not more than once per year) to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers, and prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or field examinations or updates shall be used in connection with the determination of the Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. (i) Collateral Reporting. Section 6.13 of the Credit Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following: (a) Provide, or cause to be provided, to the Administrative Agent, a Borrowing Base Certificate (i) so long as the Revolving Extensions of Credit do not exceed 35% of the Loan Cap for any three (3) consecutive Business Days and no Availability Triggering Event has occurred during a calendar quarter, on or before the twelfth (12th) Business Day of the next calendar quarter as of the immediately preceding calendar quarter-end, (ii) to the extent that the Revolving Extensions of Credit equal or exceed 35% of the Loan Cap for any three (3) consecutive Business Days during a calendar quarter and no Availability Triggering Event has occurred, on or before the twelfth (12th) Business Day of the calendar month after the Revolving Extensions of Credit equal or exceed such amount, as of the immediately preceding calendar month-end, and thereafter on or before the twelfth (12th) Business day of the next two (2) consecutive months, as of the immediately preceding calendar month-end and (iii) notwithstanding anything to the contrary contained herein, during the continuance of an Availability Triggering Event, on each Friday, as of the Friday of the immediately preceding week or any later date approved by the Administrative Agent in its sole discretion. If any of the Loan Parties’ records or reports of the Collateral required to be delivered pursuant to this Agreement or any other Loan Document are prepared by an accounting service or other agent, each Loan Party hereby authorizes such service or agent to deliver such records or reports to the Administrative Agent, for distribution to the Lenders. Without limiting the foregoing, a Borrower may, at or prior to the closing of a Permitted Business Acquisition (but subject to any review of the acquired company’s Eligible Accounts and Eligible Inventory as required by the definitions of such terms), deliver a revised Borrowing Base Certificate showing the Borrowing Base on a Pro Forma Basis after giving effect to such acquisition, which would be effective for purposes of Borrowing as of the time of the closing of such Permitted Business Acquisition and, for the avoidance of doubt, demonstrating compliance with the requirements of clause (iii) of the definition thereof. The applicable Borrower shall be permitted upon notice of such election to the Administrative Agent to deliver an updated Borrowing Base Certificate more frequently than quarterly or monthly (as specified in such notice); provided, that, in such case, such Borrower shall, for the immediately following 90 days, deliver an updated Borrowing Base Certificate with the same frequency as the frequency specified in such notice. (j) Liens. Section 7.02 of the Credit Agreement is hereby amended to add the following new clause (ff) at the end thereof: (ff) Liens on Equipment and Mortgages on Real Property securing Indebtedness permitted under Section 7.01 that is incurred after the Amendment No. 4 Effective Date, provided, that, upon Borrowers’ request, the Lien of Administrative Agent shall be subordinated to the Lien on the applicable Equipment or Mortgages on Real Property that secures such Indebtedness on customary terms for the type of Indebtedness that is secured by such Liens and otherwise on terms and conditions reasonably satisfactory to Administrative Agent and subject to an intercreditor agreement between Administrative Agent and the holder of such Lien in form and substance reasonably satisfactory to Administrative Agent.

17 6508832.12 (k) Financial Covenants. Section 7.12 of the Credit Agreement is amended to delete Section 7.12(b) in its entirety and replace it with the following: Reserved. (l) Erroneous Payment. The Credit Agreement is hereby amended to add the following new Section 9.13: Section 9.13 Erroneous Payment. (a) If Administrative Agent notifies a Lender or L/C Issuer (any such Lender or L/C Issuer, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender, L/C Issuer or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error. (b) Without limiting the immediately preceding clause (a), each Lender, L/C Issuer or other Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or other Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives an Erroneous Payment from Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) (any such notice, a “Payment Notice”) with respect to such Erroneous Payment, (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Lender, L/C Issuer or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case: (A) in the case of immediately preceding clauses (i) or (ii), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such Erroneous Payment; and (B) such Lender, L/C Issuer or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.13.

18 6508832.12 (c) Each Lender, L/C Issuer or other Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or other Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, L/C Issuer or other Secured Party from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement. (d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof), without limitation of any equitable rights of subrogation of Administrative Agent, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or L/C Issuer under the Loan Documents with respect to the Erroneous Payment (the “Erroneous Payment Subrogation Rights”). (e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any ABL Credit Obligations or L/C Obligations, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment. (f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. (g) Each party's obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all ABL Credit Obligations (or any portion thereof) under any Loan Document. (m) Cover Page of Credit Agreement. The cover page of the Credit Agreement is hereby deleted in its entirety and replaced with the cover page attached as Exhibit B to Amendment No. 4. 3. Term Loans. As of the date hereof, the Term Loan Commitments are terminated, no Term Loans are outstanding, no Term Loans shall be included as part of the Facility and there are no Term Loan Lenders party to the Credit Agreement. 4. Amendment No. 4 Effective Date; Conditions Precedent to Amendments. The amendments set forth in Sections 1, 2 and 3 shall become effective as of the date (the “Amendment No. 4 Effective Date”) on which all of the conditions precedent set forth on Schedule 1 hereto have been satisfied. 5. Miscellaneous. (a) Headings. The various headings of this Amendment No. 4 are inserted for convenience of reference only, are not part of this Amendment No. 4 and shall not affect the meaning or interpretation of this Amendment No. 4 or any provisions hereof.

19 6508832.12 (b) Counterparts. This Amendment No. 4, any documents executed in connection herewith and any notices delivered under this Amendment No. 4 or the Credit Agreement, may be executed by the parties hereto by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Administrative Agent reserves the right, in its reasonable discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment No. 4 or on any notice delivered to Administrative Agent under this Amendment No. 4. This Amendment No. 4 and any notices delivered hereunder and under the other Loan Documents may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which when taken together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment No. 4 and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of Amendment No. 4 or notice. (c) Interpretation. No provision of this Amendment No. 4 shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision. (d) Representations and Warranties. Each Loan Party party hereto hereby represents and warrants that, as of the date hereof and as of the Amendment No. 4 Effective Date: (i) this Amendment No. 4 and the Credit Agreement constitute the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to (1) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (3) implied covenants of good faith and fair dealing; (ii) its execution, delivery and performance of this Amendment No. 4 and its performance of the Credit Agreement have been duly authorized by all necessary corporate, stockholder, partnership or limited liability company action, and do not and will not: (1) violate (a) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of such Loan Party, (b) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (c) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (2) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (1) or (2) of this Section 5(d)(ii), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (3) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any such Loan Party, other than the Liens created by the Loan Documents and Permitted Liens; (iii) as of the Amendment No. 4 Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects; and

20 6508832.12 (iv) after giving effect to this Amendment No. 4, (1) no Default or Event of Default has occurred and is continuing and (2) each representation and warranty of such Loan Party contained in the Credit Agreement and in each other Loan Document to which it is a party is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date). (e) Ratification. Each Loan Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Credit Agreement and each other Loan Document to which it is a party, (ii) ratifies and reaffirms the grant of liens or security interests over its property pursuant to the Loan Documents and confirms that such liens and security interests continue to secure the ABL Finance Obligations, (iii) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Loan Documents and (iv) agrees that neither such ratification and reaffirmation, nor the Administrative Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement with respect to any amendment, consent or waiver with respect to the Credit Agreement or other Loan Documents. (f) Governing Law. THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION) SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO, THIS AMENDMENT NO. 4. (g) Effect. Upon the occurrence of the Amendment No. 4 Effective Date, each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement and each reference in the other Loan Documents to the Existing Credit Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Credit Agreement. Except as expressly provided in this Amendment No. 4, all of the terms, conditions and provisions of the Existing Credit Agreement and the other Loan Documents shall remain the same. This Amendment No. 4 shall constitute a Loan Document for purposes of the Credit Agreement. (h) No Other Waiver. Except as specifically set forth in this Amendment No. 4, the execution, delivery and effectiveness of this Amendment No. 4 shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Credit Agreement or any other Loan Document or of any Default or Event of Default that may have occurred and be continuing or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect. (i) Administrative Agent’s Expenses. The Borrowers hereby agree to promptly reimburse the Administrative Agent for all of the reasonable and documented out-of-pocket expenses and customary administrative charges incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment No. 4. [SIGNATURE PAGES FOLLOW]

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 as of the day and year first above written. CONSTELLIUM HOLDINGS MUSCLE SHOALS LLC By: Name: Terrence Woods Title: Chief Financial Officer CONSTELLIUM MUSCLE SHOALS LLC By: Name: Terrence Woods Title: Chief Financial Officer CONSTELLIUM US HOLDINGS I, LLC By: Name: Ryan Wentling Title: Chief Financial Officer CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC By: Name: Derek Scantlin Title: Chief Financial Officer CONSTELLIUM BOWLING GREEN LLC By: Name: Mathieu Hiriart Title: Chief Financial Officer CONSTELLIUM PROPERTY AND EQUIPMENT COMPANY, LLC By: Name: Rina E. Teran Title: Vice President and Secretary

Deutsche Bank AG New York Branch, as Lender -~~ By:_ -----4~::..__ __ c:. _ _ _ _ Name: Michael Strobel Title: Vice President By: ____________ _ Name: Title: (Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement)

Deutsche Bank AG New York Branch, as Lender By: ------------- Name: Title: By: ------~.,C-- -1--- -- N am e: Title: (Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement) I

(Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement) GOLDMAN SACHS BANK USA, as Lender By:____________________________ Name: Jacob Elder Title: Authorized Signatory

(Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement) BARCLAYS BANK PLC, as Lender By:____________________________ Name: Craig Malloy Title: Director

(Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement) Citibank, N.A., as Lender By:____________________________ Name: Allister Chan Title: Vice President & Director

(Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement) CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender By:____________________________ Name: William O’Daly Title: Authorized Signatory By:____________________________ Name: Michael Dieffenbacher Title: Authorized Signatory

BANK OF THE WEST, as Lender By: Name: Karim B. Smires Title: Director, Senior Relationship Manager (Signature Page to Constellium Amendment No. 4 to Amended and Restated Credit Agreement)

6508832.12 EXHIBIT A Consent and Reaffirmation Constellium International S.A.S. (the “Parent Guarantor”) hereby acknowledges receipt of a copy of the foregoing Amendment No. 4 dated as of the date hereof (the “Amendment No. 4”) by and among Constellium Muscle Shoals LLC (f/k/a Wise Alloys LLC) (“Muscle Shoals”), Constellium Rolled Products Ravenswood, LLC (“Ravenswood”), Constellium Bowling Green LLC (f/k/a Constellium-UACJ ABS LLC) (“Bowling Green” and together with Muscle Shoals and Ravenswood, the “Borrowers” and each, a “Borrower”), Constellium Holdings Muscle Shoals LLC (f/k/a Wise Metals Group LLC) (“Muscle Shoals Holdings”), Constellium US Holdings I, LLC (“Ravenswood Holdings”), Constellium Property and Equipment Company, LLC (“CPEC”), Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”), and the Lenders signatory thereto, amending that certain Amended and Restated Credit Agreement, dated as of February 20, 2019 and as amended by Amendment No. 1 thereto, dated May 10, 2019, Amendment No. 2 thereto, dated April 24, 2020 and Amendment No. 3 thereto, dated September 25, 2020 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment No. 4, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, Muscle Shoals Holdings, Ravenswood Holdings, CPEC, the Administrative Agent, and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. The Parent Guarantor hereby (1) ratifies and reaffirms all of its obligations and covenants, including, without limitation, the ABL Credit Obligations applicable to it, under the Credit Agreement, provided, that, notwithstanding anything to the contrary set forth in the Credit Agreement, the “ABL Credit Obligations” of Parent Guarantor under the Credit Agreement shall not include Term Loan A-2 Obligations, (2) ratifies and reaffirms all of its obligations and covenants under that certain Amended and Restated Guarantee and Collateral Agreement, dated as of February 20, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), by and among the Borrowers, Muscle Shoals Holdings, Ravenswood Holdings, CPEC, the Parent Guarantor, the Administrative Agent and each subsidiary of a Borrower identified therein, provided, that, notwithstanding anything to the contrary set forth in the Guarantee and Collateral Agreement, the “Obligations” and “Guaranteed Obligations” of Parent Guarantor thereunder shall not include Term Loan A-2 Obligations, (3) agrees that neither such ratification and reaffirmation provided for in clauses (1) and (2), nor the Administrative Agent’s or any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from the Parent Guarantor with respect to any subsequent modifications to the Credit Agreement or the other Loan Documents, (4) agrees that none of the terms and conditions of the Amendment No. 4 shall limit or diminish its payment and performance obligations, contingent or otherwise, under the Credit Agreement and the Guarantee and Collateral Agreement and (5) agrees that both the Credit Agreement and the Guarantee and Collateral Agreement, as modified by the provisos in clauses (1) and (2) above, remain in full force and effect and each is hereby reaffirmed, ratified and confirmed. Dated: April 27, 2021 [Signature Page Follows]

Signature Page to Consent and Reaffirmation (Amendment No. 4 to Amended and Restated Credit Agreement) 6508832.12 CONSTELLIUM INTERNATIONAL S.A.S., as Parent Guarantor By:_____________________________________ Name: Title:

Schedule 1-1 (Amendment No. 4 to Amended and Restated Credit Agreement) 6508832.12 SCHEDULE 1 Conditions Precedent 1. Administrative Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Administrative Agent, duly executed and delivered, and each such document shall be in full force and effect: (a) this Amendment No. 4 executed and delivered by duly authorized officers of each Loan Party, the Lenders and the Administrative Agent; (b) the consent and reaffirmation agreement, substantially in the form of Exhibit A attached to Amendment No. 4 (the “Consent and Reaffirmation”), executed and delivered by the Parent Guarantor; (c) the Amendment No. 4 Fee Letter executed and delivered by the Borrowers; (d) a certificate from a secretary or assistant secretary of each Loan Party, in each case certifying as to and attaching (i) such Loan Party’s certificate or articles of incorporation, certificate of limited partnership or certificate of formation, as applicable, and all amendments thereto, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, (ii) such Loan Party’s bylaws, partnership agreement, limited liability company agreement or other equivalent governing documents and all amendments thereto, (iii) resolutions duly adopted by the Board of Directors or equivalent governing body of such Loan Party (or its managing general partner or managing member), (iv) the incumbency and signatures of the officers or representatives executing this Amendment No. 4 and the other Loan Documents and (v) the absence of any pending proceeding for the dissolution or liquidation of such entity or, to the knowledge of such person, threatening the existence of such entity; (e) a certificate from an officer of the Parent Guarantor certifying as to and attaching (i) its by- laws (statuts), (ii) an electronic copy of a k-bis extract (extrait k-bis), (iii) resolutions duly adopted by its sole shareholder or equivalent governing body and (iv) the incumbency and signatures of the officers or representatives executing the Consent and Reaffirmation; (f) a certificate of good standing of each Loan Party from the Secretary of State (or other similar official) of the jurisdiction of its organization, dated as of a recent date not more than thirty (30) days prior to the Amendment No. 4 Effective Date; (g) a certificate of a Responsible Officer of the Borrowers, certifying that, as of the Amendment No. 4 Effective Date, the representations and warranties set forth in Section 5(d) of this Amendment No. 4 are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); (h) a favorable written opinion of (i) Wachtell, Lipton, Rosen & Katz, as counsel for the Borrowers and the other Loan Parties and (ii) Clifford Chance Europe LLP, as counsel for the Parent Guarantor, in each case addressed to the Administrative Agent, the Lenders and the L/C Issuer, which shall be in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request;

Schedule 1-2 (Amendment No. 4 to Amended and Restated Credit Agreement) 6508832.12 (i) the results of a search of the UCC filings (or equivalent filings) made with respect to each Loan Party, each in the state of Delaware, together with copies of the financing statements (or similar documents) disclosed by such search; 2. Borrowers shall have Availability in an aggregate amount in excess of $100,000,000 after giving effect to the initial extensions of credit under this Agreement and the payment of all fees and expenses required to be paid by Borrowers on or prior to the Amendment No. 4 Effective Date; 3. Administrative Agent shall have received at least five (5) Business Days prior to the Amendment No. 4 Effective Date all documentation and information as is reasonably requested by Administrative Agent, that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and including satisfactory internal regulatory compliance review for FDPA, and for each Loan Party that qualifies as “legal entity customer” under the Beneficial Ownership Regulation (including satisfactory legal organization chart signed by the Borrowers, beneficial ownership forms, formation documents and W-9s in each case to the extent not previously received and in any event as otherwise required), a Beneficial Ownership Certificate in relation to such Loan Party, in each case to the extent requested in writing at least ten (10) Business Days prior to the Amendment No. 4 Effective Date; provided, that, Loan Parties will use reasonable efforts to promptly provide any additional information requested thereafter and each Lender shall have received required internal FDPA compliance approval; 4. Administrative Agent shall have received unaudited financial statements of each Borrower and its subsidiaries ended for the fiscal quarter ending March 31, 2021. Administrative Agent shall have received projections of Loan Parties, in each case in form and substance reasonably satisfactory to Administrative Agent, including projected balance sheets, income statements, and statements of cash flows of Constellium SE, including its subsidiaries and including projected income statements, statements of cash flows and availability of each Borrower and its subsidiaries on a quarterly basis for the period through the end of December 31, 2021 and on an annual basis thereafter through the end of the 2026 fiscal year and Administrative Agent acknowledges and agrees that the condition set forth in this clause (x) has been satisfied as of the date hereof; 5. No material adverse change in the business, property, operations or condition of the Borrowers and their respective Subsidiaries, taken as a whole (other than resulting from any event, development or circumstance related to the COVID-19 pandemic that was disclosed in writing to the Administrative Agent and Lenders, or otherwise publicly disclosed, in each case, on or prior to December 31, 2020), or the validity or enforceability of any of the material Loan Documents or the rights and remedies of Administrative Agent and Lenders thereunder shall have occurred since December 31, 2020; 6. No Defaults or Events of Default under any of the Loan Documents shall exist or have occurred on the Amendment No. 4 Effective Date; and 7. Borrowers shall have paid, or shall concurrently pay, costs, Fees (including all of the Fees referred to in the Amendment No. 4 Fee Letter which are due and payable on the Amendment No. 4 Effective Date) and expenses due and payable on the Amendment No. 4 Effective Date, provided, that for costs and expenses, invoices, shall have been delivered to Borrowers not less than three (3) Business Days prior to the Amendment No. 4 Effective Date.